WING LUNG BANK

IMPORTANT NOTICE:
THIS LETTER SETS OUT THE TERMS AND CONDITIONS UPON WHICH OUR BANK WOULD PROVIDE BANKING FACILITIES TO YOU.  YOU ARE ADVISED TO READ AND UNDERSTAND SUCH TERMS AND CONDITIONS BEFORE ACCEPTING THIS LETTER, OR IF YOU CONSIDER NECESSARY, SEEK INDEPENDENT LEGAL ADVICE.

Our Ref:                      011L122256-RL                                                                           Date: 29 August 2011

Hong Kong Highpower Technology Company Limited
Flat 4 13/F Block 4 Tai Ping Industrial Centre
51A Ting Kok Road
Tai Po
NT

Dear Sir(s)

We are pleased to offer to you the following facilities / renew your facilities on the following revised terms.

Borrower:	Hong Kong Highpower Technology Company Limited

Lender:	Wing Lung Bank Limited

Facilities Type:	Term Loan

Facilities Amount:	Term Loan I to the extent of USD2,600,000.00 Term Loan II to the extent of HKD20,000,000.00

Final Maturity Date:	Term Loan I: 30 March 2012 Term Loan II: 1 year from the first drawdown date of Term Loan II

Purpose:	(1) To facilitate the procurement of raw materials (2) To facilitate general working capital

Interest Rate:
Term Loan I:
1.1 % per annum above LIBOR
LIBOR means the London Interbank Offered Rate which shall be determined by the Lender by reference to the Reuters LIBOR page (or its replacement) as of 11:00 a.m. (London Time) one London Business Day prior to the beginning of each Interest Period.
Term Loan II:
3% per annum above HIBOR
HIBOR means the rate of interest offered on Hong Kong dollars loans by banks in the interbank market for a specified period.  HIBOR will be determined at the Lender's absolute discretion on the drawdown date and on the first day of each Interest Period.

Business Day:
Non-refundable handling fee of 0.25% flat on the total Term Loan II Facility amount payable to the Lender within 7 Business Days after the signing of this Letter or the first drawdown date of Term Loan II, whichever is earlier.

Handling Fee:	A day (other than Saturday and Sunday) on which banks are open for business in Hong Kong, the PRC and, if on that day a USD payment is to be made under this Letter, in New York City.

Security:	Security Deed over deposit in RMB (or equivalent amount in USD or HKD) with an amount not less than 105% of drawdown amount pledged by Hong Kong Highpower Technology Company Limited.

Availability Period:	Subject to fulfillment of Conditions Precedent and 3 Business Days' prior written notice, the Term Loan II Facility shall be available for drawdown 2 months from the signing date of this Letter.

Drawdown:
Each Drawdown under Term Loan II so requested shall be for a minimum amount of HKD10,000,000.00 and shall be an integral multiple of HKD1,000,000.00 subject to 2 Business Days' prior written notice being given to the Lender.  Any undrawn amount at the expiry of the Availability Period will be cancelled.

Interest Period:
One, two or three month(s) as specified by the Borrower in each drawdown or rollover notice, provided that the selection or nomination of the length of an Interest Period shall be subject to availability of funds of the Lender.  No Interest Period shall extend beyond the Final Maturity Date, and if any Interest Period would extend beyond the Final Maturity Date, it shall be end on the Final Maturity Date.

Default Interest:	The Lender reserves the right to charge default interest (as well as after judgment) 7%, over LIBOR or HIBOR, on a day to day basis on any sum which is not paid when due.
Top Up:
If the Loan to Value ("LTV") ratio is higher than 98%, the Borrower shall promptly and in any case by not later than 3 Business Days after the date of notification from the Lender, restore the value of the fixed deposit or repay the outstanding of the Facilities and maintain LTV back to 95%.

Repayment:	All amounts outstanding under the Facilities shall be repaid in one lump sum on the corresponding Final Maturity Date.
Cancellation:
Subject to 7 Business Days' prior notice in writing, cancellation is allowed without fee if the amount cancelled is not replaced by financing from external sources.  Otherwise a fee of 0.25% flat on the cancelled amount will be levied.  Amount cancelled cannot be reinstated.

Overriding Right:
The Facilities are repayable on demand by the Lender.  The Lender has the overriding right at any time to require immediate payment and/or cash collateralization of all or any sums actually or contingently owning to it under the Facilities.

Conditions Precedent:
The Facilities will be available for usage upon and subject to the followings:
1.All legal documentation in relation to the Facilities executed in a form satisfactory to the Lender;
2.Copies, certified as true and complete copies of the Borrower's business registration certificate and certificate of incorporation; memorandum and articles, identification documents of authorized persons and other relevant documents in identifying the ultimate beneficiary; and
3.Such other documents relating to any of the matters contemplated herein as may be deemed usual and necessary by the Lender.

Event of Default:
Any failure by the Borrower to pay or repay within 2 Business Days when due or demand any sum payable under the Facilities.
(1)non-payment
(2)failure to comply with any other obligations subject to agreed remedy periods if capable of remedy
(3)misrepresentation
(4)cross default
(5)insolvency and analogous events
(6)failure to maintain ownership of the Borrower
(7)unlawfulness
(8)repudiation
(9)material adverse change

Status:
The Borrower undertakes to the Lender that they will procure that all its obligations in connection with the Facilities will at all times rank at least pari passu with all its other present and future unsecured obligations.

Costs and Expenses:
All out-of-pocket expenses incurred in connection with the Facilities, including but not limited to, legal, printing, publicity, communication and signing expenses incurred by the Lender in the negotiation and execution of the Facilities will be borne by the Borrower.  The Borrower shall pay such expenses within 5 Business Days of demand by the Lender.

Taxes:
All payments have to be made free and clear of any present and future taxes, levies or withholdings of whatsoever nature.  In the event that taxes, levies or deductions are withheld, the Borrower will be required to gross up payments such that the Lender will receive the same amount as if no such tax, levy or deduction were levied.

Governing Law:	The Facilities shall be governed by the Laws of Hong Kong SAR.

Please confirm your acceptance of the terms and conditions by signing and returning to us the attached copy of this Letter within 60 days from the date of this Letter. Otherwise, this offer will automatically lapse.

Yours faithfully

For Wing Lung Bank Limited

/s/ [illegible signatures]

Authorised Signatures

We accept the Facilities and the above terms and conditions.

/s/ Dangyu Pan

Borrower & Surety: Hong Kong Highpower Technology Company Limited

Date: